Exhibit 10.31

PERFORMANCE-BASED RESTRICTED

STOCK AGREEMENT

THIS AGREEMENT, dated as of May 14, 2013 (the “Grant Date”), is delivered by Bankrate, Inc. (the “Company”) to [                    ], an employee of the Company (the “Grantee”).

WHEREAS, the Bankrate, Inc. 2011 Equity Compensation Plan (the “Plan”) (any and all capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to them in the Plan) provides for Grants of Performance Awards; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has decided to make a grant of Performance Shares (as defined below) in order to promote the best interests of the Company and its stockholders on the terms and conditions set forth in this Agreement, conditioned on the Grantee’s execution of this Agreement;

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant and Vesting of Performance Shares.

(a) Number of Performance Shares. Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Grantee an Award of [                ] shares of Common Stock (the “Performance Shares”). The target number of Performance Shares hereunder equals [                ] Performance Shares (the “Target Performance Shares”).

(b) Performance Factor. The actual number of Performance Shares earned by the Grantee, subject to the continued vesting requirement set forth in Section 1(c) hereof, shall be determined by multiplying the Performance Factor (as defined below) for the period beginning on January 1, 2013 and ending on December 31, 2013 (the “Measurement Period”) by the Target Performance Shares, with the actual Performance Factor to be determined upon the filing of the Company’s Form 10-K with respect to the 2013 Fiscal Year with the Securities and Exchange Commission. The number of Performance Shares determined pursuant to this Section 1(b) shall be the “Earned Performance Shares.”

(c) Service Vesting. Except as otherwise set forth in this Agreement, following the end of the Measurement Period, the Earned Performance Shares shall continue to vest, subject to the Grantee’s continued employment with the Company and its subsidiaries, and shall fully vest and become free from restriction on the third anniversary of the Grant Date. All Performance Shares in excess of the Earned Performance Shares shall, effective as of the end of the Measurement Period, be forfeited for no consideration.

(d) Termination of Employment.

(i) In the event that the Grantee’s employment with the Company and its subsidiaries terminates prior to the third anniversary of the Grant Date for any reason (other than due to death or Disability, or due to a termination following the Measurement Period by the Company without Cause for Termination), all Performance Shares will be immediately forfeited for no consideration.

(ii) In the event that the Grantee’s employment with the Company and its subsidiaries is terminated by the Company without Cause for Termination following the Measurement Period and prior to the vesting of the Earned Performance Shares, except as otherwise set forth in this Agreement, the Earned Performance Shares shall continue to vest and shall fully vest and become free from restriction on the third anniversary of the Grant Date; provided, however, that if a tax withholding is required in connection with the termination, the number of shares of Stock required to meet the applicable withholding requirements shall vest and be used to meet the withholding requirement in accordance with Section 8 hereof.

(iii) In the event that the Grantee’s employment with the Company and its subsidiaries terminates due to death or Disability during the Measurement Period, the Board of Directors of the Company (the “Board”) shall determine the number of Earned Performance Shares based on Adjusted EBITDA through the date that the Grantee’s employment terminates (with the performance goals set forth in Section 14 hereof prorated based on the portion of the Measurement Period that the Grantee is employed prior to the date of termination of employment) and a prorated portion of the Earned Performance Shares shall vest upon such termination of employment, with the prorated portion to be determined based on the product of (A) the Earned Performance Shares multiplied by (B) a fraction, the numerator of which is the number of days during the Measurement Period that the Grantee was employed by the Company and its subsidiaries and the denominator of which is 365.

(iv) In the event that the Grantee’s employment with the Company and its subsidiaries terminates due to death or Disability following the Measurement Period and prior to the vesting of the Earned Performance Shares, all unvested Earned Performance Shares shall immediately vest and be free from restriction.

(e) Covered Transaction. Notwithstanding anything contained herein to the contrary, if a Covered Transaction occurs during the Measurement Period, the Board shall determine the number of Earned Performance Shares based on Adjusted EBITDA through the closing date of the Covered Transaction (with the performance goals set forth in Section 14 hereof prorated based on the portion of the Measurement Period that the Grantee is employed prior to the closing date of the Covered Transaction) and a prorated portion of the Earned Performance Shares shall vest upon the closing of such Covered Transaction with the prorated portion to be determined based on the product of (i) the Earned Performance Shares multiplied by (ii) a fraction, the numerator of which is the number of days during the Measurement Period through the closing of the Covered Transaction and the denominator of which is 365. In the event that the Covered Transaction occurs following the Measurement Period and prior to the vesting of the Earned Performance Shares, all unvested Earned Performance Shares shall immediately vest upon consummation of the Covered Transaction.

(f) Forfeiture. Notwithstanding anything to the contrary set forth herein, in the event that the Board determines that an act or omission by the Grantee (i) violates the Company’s Code of Business Conduct and Ethics and (ii) results in material financial harm to the Company, the Board shall require the forfeiture of all unvested Performance Shares held by such grantee. The foregoing shall be limited to the extent that it would violate applicable law or government regulation.

(g) Restatement. In the event that, during the period following the end of the Measurement Period and prior to the third anniversary of the Grant Date, the Company restates its earnings for the Measurement Period and it is determined that the Grantee would have been eligible to receive a different number of Earned Performance Shares based on such restated earnings, the Board shall adjust the number of Earned Performance Shares to reflect the number of Performance Shares earned based on the restated earnings.

2. Issuance of Shares. Performance Shares shall be evidenced by a stock certificate or by book-entry on the books and records of the Company, as the Company may determine, in the Grantee’s name. If a Performance Share is evidenced by a stock certificate, then during the period prior to the vesting of the Performance Share, such certificate may be issued to the Grantee with a legend substantially in the form set forth in Section 4 hereof, or alternatively may be held in escrow by the Company on behalf of the Grantee. If unvested Performance Shares are held in book-entry form, the Grantee agrees that the Company may give stop-transfer instructions to the depository to ensure compliance with the provisions hereof. Upon the vesting of a Performance Share, the Company shall promptly deliver to the Grantee a certificate evidencing such Performance Share, free of all legends, or shall promptly cause any restrictions noted in the book entry to be removed.

3. Nontransferability of the Performance Shares. The Performance Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided herein and in the Plan.

4. Legend. Any certificates representing unvested Performance Shares shall be held by the Company, and any such certificate shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE BANKRATE, INC. 2011 EQUITY COMPENSATION PLAN AND A PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BANKRATE, INC. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF BANKRATE, INC.

As soon as practicable following the vesting of any such Performance Shares, the Company shall cause a certificate or certificates covering such Performance Shares, without the aforesaid legend, to be issued and delivered to the Grantee. If any Performance Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Performance Shares.

5. Dividend and Voting Rights. Except as otherwise specifically provided in this Agreement, following the Grant Date with respect to a Performance Share, the Grantee shall have all the rights of a stockholder with respect to such Performance Share, including without limitation the right to vote such Performance Share; provided that the Grantee shall not have the right to receive dividends or distributions in respect of the Performance Shares. Notwithstanding the foregoing, upon the Company’s payment of an ordinary cash dividend with respect to shares of Stock, such dividends shall not be paid immediately with respect to outstanding Performance Shares, shall instead be subject to the same restrictions applicable to the underlying Performance Shares (including achievement of the applicable performance and forfeiture) and shall be paid no later than thirty days following the vesting of the underlying Performance Shares (to the extent that such Performance Shares are Earned Performance Shares). In the event of the Company’s payment to stockholders of a dividend or distribution other than an ordinary cash dividend, the treatment shall be subject to Section 7(b) of the Plan.

6. Sale of Vested Performance Shares. The Grantee shall be free to sell any Performance Shares that have become vested and become free of all restrictions, subject to (a) satisfaction of any applicable tax withholding requirements with respect to the vesting or transfer of such Performance Shares; (b) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (c) applicable requirements of federal and state securities laws.

7. Governing Law; Captions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

8. Certain Tax Matters. No later than the date as of which an amount first becomes includible in the gross income of the Grantee for federal, state, local or foreign income tax purposes with respect to any Performance Shares, the Grantee expressly acknowledges and agrees that the minimum withholding required by law shall be satisfied by the Grantee surrendering to the Company a portion of the shares of Stock that are issued or transferred to the Grantee upon the vesting of the Performance Shares and the shares of Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such shares of Stock on the date of such surrender (and the amount equal to the Fair Market Value of such shares of Stock shall be remitted to the appropriate tax authorities).

9. Plan. The Performance Shares are granted pursuant to the Plan that is incorporated herein by reference and the Performance Shares shall, except as otherwise expressly provided herein, be governed by the terms of the Plan. In the event of a conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Grantee and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

10. No Employment Rights. This Agreement shall not create any right of the Grantee to continued employment with the Company or limit the right of Company to terminate the Grantee’s employment at any time.

11. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

12. Amendment. This Agreement may be amended only by mutual written agreement of the parties.

13. Miscellaneous.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) The Grantee’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(c) This Agreement is personal to the Grantee and, without the prior written consent of the Company, shall not be assignable by the Grantee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Grantee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

14. Definitions:

(a) “Adjusted EBITDA” shall mean the Company’s operating income before interest and taxes, excluding depreciation and amortization expense as determined in accordance with U.S. GAAP, adjusted for the impact of those items typically excluded from and/or included in the non-GAAP financial metric “Adjusted EBITDA,” as publicly disclosed annually by the Company in connection with the Company’s annual earnings announcement, and adjusted for those items that are, among other things, non-cash in nature, or related to unusual or nonrecurring events, or in response to changes in laws or regulations, or to account for gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, or are unpredictable as to amount or timing, not driven by core operating results and render comparisons with prior periods less meaningful, or related to a merger, reorganization, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution, asset purchase or disposition or similar transaction (including associated legal, accounting, banker or other third-party fees, filing fees and other transaction costs), or related to a change in accounting principles, as well as restructuring charges; stock based compensation; changes in fair value of contingent acquisition consideration; any loss on early extinguishment of debt as well as any fees, charges and expenses associated with capital market transactions, such as debt and equity offerings.

(b) “Performance Factor” shall mean the factor by which to multiply the Target Performance Shares determined in accordance with the following table:

Adjusted EBITDA* for the Measurement Period	Performance Factor
Less than $123.2 million of Adjusted EBITDA	0x
$123.2 million of Adjusted EBITDA	0.1x
$127.2 million of Adjusted EBITDA	0.5x
$137.2 million of Adjusted EBITDA	1x
$147.2 million of Adjusted EBITDA or greater	2x

The Performance Factor will be determined using linear interpolation between the applicable Adjusted EBITDA targets set forth above. In no event shall the Performance factor exceed 2x.

In the event of an acquisition transaction by the Company during the Measurement Period, the Adjusted EBITDA amounts set forth in the table above shall be adjusted by an amount equal to the preceding twelve months’ operating income before interest and taxes, excluding depreciation and amortization expense as determined in accordance with U.S. GAAP, of the acquired business (prorated for the number of days remaining in the Measurement Period following the closing of such acquisition transaction), with such amounts determined by the Board in consultation with management.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Bankrate, Inc. and Grantee have executed this Restricted Stock Agreement as of the date first written above.

BANKRATE, INC.

By:
Name:
Title:

Acknowledged and agreed:

GRANTEE

Name:

[Signature Page to Employee Restricted Stock Agreement]